Exhibit 99

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RTX Reports 2024 Results and Announces 2025 Outlook

RTX exceeds 2024 sales and EPS expectations*;
Expects continued sales, earnings, and cash flow growth in 2025

ARLINGTON, Va., January 28, 2025 – RTX (NYSE: RTX) reports fourth quarter 2024 results and announces 2025 outlook.

Fourth quarter 2024
•Sales of $21.6 billion, up 9 percent versus prior year, and up 11 percent organically* excluding divestitures
•GAAP EPS was $1.10 and included $0.30 of acquisition accounting adjustments and $0.14 of restructuring and other net significant and/or non-recurring charges
•Adjusted EPS* of $1.54, up 19 percent versus prior year
•Operating cash flow of $1.6 billion; free cash flow* of $0.5 billion
•Company backlog of $218 billion; including $125 billion of commercial and $93 billion of defense
•Returned $852 million of capital to shareowners

Full year 2024
•Reported sales of $80.7 billion
•Adjusted sales* of $80.8 billion, up 9 percent versus prior year, and up 11 percent organically* excluding divestitures
•GAAP EPS was $3.55 and included $1.20 of acquisition accounting adjustments and $0.98 of restructuring and other net significant and/or non-recurring charges
•Adjusted EPS* of $5.73, up 13 percent versus prior year
•Operating cash flow of $7.2 billion; free cash flow* of $4.5 billion
•Returned $3.7 billion of capital to shareowners, returning over $33 billion since the merger

Outlook for full year 2025
•Adjusted sales* of $83.0 - $84.0 billion, including 4 to 6 percent organic growth*
•Adjusted EPS* of $6.00 - $6.15
•Free cash flow* of $7.0 - $7.5 billion

“RTX delivered a very strong year of performance in 2024 with 11 percent organic sales growth* and 13 percent adjusted EPS growth*, including segment margin expansion* in all three businesses,” said RTX President and CEO Chris Calio.

*Adjusted net sales (also referred to as adjusted sales), organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted net income, adjusted earnings per share (“EPS”), adjusted effective tax rate and free cash flow are non-GAAP financial measures. When we provide our expectation for adjusted net sales (also referred to as adjusted sales), adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures (expected diluted EPS and expected cash flow from operations) is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

.

“We have strong momentum heading into 2025 with a $218 billion backlog and unprecedented demand for our products and solutions. We remain focused on advancing our strategic priorities of executing on our commitments, innovating for growth and harnessing the breadth and scale of RTX, giving us confidence in our 2025 financial outlook.”

Fourth quarter 2024
RTX reported fourth quarter sales of $21.6 billion, up 9 percent over the prior year. GAAP EPS of $1.10 included $0.30 of acquisition accounting adjustments, $0.05 of restructuring, and $0.09 of other net significant and/or non-recurring charges. Adjusted EPS* of $1.54 was up 19 percent versus the prior year.

The company reported net income attributable to common shareowners in the fourth quarter of $1.5 billion which included $408 million of acquisition accounting adjustments, $61 million of restructuring, and $120 million of other net significant and/or non-recurring charges. Adjusted net income* of $2.1 billion was up 18 percent versus the prior year driven by growth in adjusted segment operating profit*, partially offset by higher taxes and lower pension income. Operating cash flow in the fourth quarter was $1.6 billion. Capital expenditures were $1.1 billion, resulting in free cash flow* of $0.5 billion.

Summary Financial Results – Operations Attributable to Common Shareowners

	4th Quarter			Twelve Months
($ in millions, except EPS)	2024	2023	% Change	2024	2023	% Change
Reported
Sales	$21,623	$19,927	9%	$80,738	$68,920	17%
Net Income	$1,482	$1,426	4%	$4,774	$3,195	49%
EPS	$1.10	$1.05	5%	$3.55	$2.23	59%

Adjusted*
Sales	$21,623	$19,824	9%	$80,808	$74,305	9%
Net Income	$2,071	$1,753	18%	$7,705	$7,263	6%
EPS	$1.54	$1.29	19%	$5.73	$5.06	13%

Operating Cash Flow	$1,561	$4,711	(67)%	$7,159	$7,883	(9)%
Free Cash Flow*	$492	$3,906	(87)%	$4,534	$5,468	(17)%

Segment Results

Collins Aerospace

	4th Quarter				Twelve Months
($ in millions)	2024	2023	% Change		2024	2023	% Change
Reported
Sales	$7,537	$7,120	6%		$28,284	$26,253	8%
Operating Profit	$1,106	$1,126	(2)%		$4,135	$3,825	8%
ROS	14.7%	15.8%	(110)	bps	14.6%	14.6%	—	bps

Adjusted*
Sales	$7,537	$7,008	8%		$28,284	$26,198	8%
Operating Profit	$1,207	$1,035	17%		$4,496	$3,896	15%
ROS	16.0%	14.8%	120	bps	15.9%	14.9%	100	bps

Collins Aerospace had fourth quarter 2024 reported sales of $7,537 million, up 6 percent versus the prior year. The increase in sales was driven by a 13 percent increase in defense and a 12 percent increase in commercial aftermarket, partially offset by a 6 percent decrease in commercial OE. The increase in defense sales was driven by higher volume across multiple programs and platforms, including new programs awarded in 2024. The increase in commercial aftermarket sales was driven by continued growth in commercial air traffic, and the decrease in commercial OE sales was driven by lower narrow-body volume. Adjusted sales* of $7,537 million, were up 8 percent versus the prior year.

Collins Aerospace reported operating profit of $1,106 million, down 2 percent versus the prior year. This included a $155 million charge related to the impairment of contract fulfillment costs which was partially offset by a $99 million gain on the sale of the Hoist & Winch business. Q4 2023 included a benefit of $112 million from a customer settlement. On an adjusted basis, operating profit* of $1,207 million was up 17 percent versus the prior year. Operationally, the increase was driven by drop through on higher commercial aftermarket and defense volume, which was partially offset by lower commercial OE volume and unfavorable commercial OE mix.

Pratt & Whitney

	4th Quarter				Twelve Months
($ in millions)	2024	2023	% Change		2024	2023	% Change
Reported
Sales	$7,569	$6,439	18%		$28,066	$18,296	NM
Operating Profit (loss)	$504	$382	32%		$2,015	$(1,455)	NM
ROS	6.7%	5.9%	80	bps	7.2%	(8.0)%	NM

Adjusted*
Sales	$7,569	$6,439	18%		$28,066	$23,697	18%
Operating Profit	$717	$405	77%		$2,281	$1,688	35%
ROS	9.5%	6.3%	320	bps	8.1%	7.1%	100	bps
NM = Not Meaningful

Pratt & Whitney had fourth quarter 2024 reported and adjusted sales of $7,569 million, up 18 percent versus the prior year. The increase was driven by a 31 percent increase in commercial OE, a 17 percent increase in commercial aftermarket, and an 8 percent increase in military. The increase in commercial sales was driven by increased deliveries and favorable OE mix in Large Commercial Engines, and higher commercial aftermarket volume. The increase in military sales was driven by higher volume on F135 production, the F135 Engine Core Upgrade program, and F135 sustainment, which was partially offset by lower sustainment volume across legacy platforms, including the F100 and F117.

Pratt & Whitney reported operating profit of $504 million, up 32 percent versus the prior year. The increase was driven by favorable volume and mix in Large Commercial Engines OE, favorable mix in Pratt Canada aftermarket, and drop through on higher commercial aftermarket and military volume. Pratt & Whitney also benefited from an approximately $70 million insurance recovery. Reported operating profit included a $157 million charge related to a customer bankruptcy. On an adjusted basis, operating profit* of $717 million, was up 77 percent versus the prior year.

Raytheon

	4th Quarter				Twelve Months
($ in millions)	2024	2023	% Change		2024	2023	% Change
Reported
Sales	$7,157	$6,886	4%		$26,713	$26,350	1%
Operating Profit	$824	$604	36%		$2,594	$2,379	9%
ROS	11.5%	8.8%	270	bps	9.7%	9.0%	70	bps

Adjusted*
Sales	$7,157	$6,886	4%		$26,783	$26,350	2%
Operating Profit	$728	$618	18%		$2,728	$2,434	12%
ROS	10.2%	9.0%	120	bps	10.2%	9.2%	100	bps

Raytheon had fourth quarter 2024 reported and adjusted sales of $7,157 million, up 4 percent versus the prior year. The increase in sales was driven by higher volume on land and air defense systems, including Global Patriot, NASAMS and counter-UAS programs, as well as higher volume from the restart of contracts with a Middle East customer. This was partially offset by the impact from the divestiture of the Cybersecurity, Intelligence and Services business completed in the first quarter of 2024 and lower volume on air and space defense systems. Excluding the impact of the divestiture, sales were up 10 percent versus the prior year*.

Raytheon reported operating profit of $824 million, up 36 percent versus the prior year. The increase was driven by drop through on higher volume, improved net productivity, and favorable mix which was partially offset by the impact from the divestiture of the Cybersecurity, Intelligence and Services business. Reported operating profit included a $102 million benefit related to reserve adjustments associated with the restart of contracts with a Middle East customer. On an adjusted basis, operating profit* of $728 million was up 18 percent versus the prior year.

About RTX
RTX is the world's largest aerospace and defense company. With more than 185,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems for operational success, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2024 sales of more than $80 billion, is headquartered in Arlington, Virginia.

Conference Call on the Fourth Quarter 2024 Financial Results
RTX’s financial results conference call will be held on Tuesday, January 28, 2025 at 8:30 a.m. ET. The conference call will be webcast live on the company's website at www.rtx.com and will be available for replay following the call. The corresponding presentation slides will be available for downloading prior to the call.

Use and Definitions of Non-GAAP Financial Measures
RTX Corporation (“RTX” or “the Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. Other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. Certain non-GAAP financial adjustments are also described in this Appendix. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Adjusted net sales / Adjusted sales	Represents consolidated net sales (a GAAP measure), excluding net significant and/or non-recurring items[1] (hereinafter referred to as “net significant and/or non-recurring items”).
Organic sales
Organic sales represents the change in consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or non-recurring items.

Adjusted operating profit (loss) and margin
Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items. Adjusted operating profit margin represents adjusted operating profit (loss) as a percentage of adjusted net sales.

Segment operating profit (loss) and margin
Segment operating profit (loss) represents operating profit (loss) (a GAAP measure) excluding Acquisition Accounting Adjustments[2], the FAS/CAS operating adjustment[3], Corporate expenses and other unallocated items, and Eliminations and other. Segment operating profit margin represents segment operating profit (loss) as a percentage of segment sales (net sales, excluding Eliminations and other).

Adjusted segment sales	Represents consolidated net sales (a GAAP measure) excluding eliminations and other and net significant and/or non-recurring items.
Adjusted segment operating profit (loss) and margin
Adjusted segment operating profit (loss) represents segment operating profit (loss) excluding restructuring costs, and net significant and/or non-recurring items. Adjusted segment operating profit margin represents adjusted segment operating profit (loss) as a percentage of adjusted segment sales (adjusted net sales excluding Eliminations and other).

Adjusted net income	Adjusted net income represents net income (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.

Adjusted earnings per share (EPS)	Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.
Adjusted effective tax rate
Adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding the tax impact of restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.

Free cash flow
Free cash flow represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s common stock and distribution of earnings to shareowners.

1 Net significant and/or non-recurring items represent significant nonoperational items and/or significant operational items that may occur at irregular intervals.

2 Acquisition Accounting Adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment, if applicable.

3 The FAS/CAS operating adjustment represents the difference between the service cost component of our pension and postretirement benefit (PRB) expense under the Financial Accounting Standards (FAS) requirements of GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS) primarily related to our Raytheon segment.

When we provide our expectation for adjusted net sales (also referred to as adjusted sales), organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted EPS, adjusted effective tax rate, and free cash flow, on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures, as described above, generally are not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide RTX Corporation (“RTX”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track,” “designed to, ” “commit,” “commitment” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, the Pratt powder metal matter and related matters and activities, including without limitation other engine models that may be impacted, the merger (the “merger”) between United Technologies Corporation (“UTC”) and Raytheon Company (“Raytheon”) or the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “separation transactions”) in 2020, the pending disposition of Collins’ actuation and flight control business, targets and commitments (including for share repurchases or otherwise), and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of changes in economic, capital market and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, and including changes related to financial market conditions, banking industry disruptions, fluctuations in commodity prices or supply (including energy supply), inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, levels of consumer and business confidence, the imposition of tariffs, and geopolitical risks, including, without limitation, in the Middle East and Ukraine; (2) risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a continuing resolution, a government shutdown, the debt ceiling or measures taken to avoid default, or otherwise, and uncertain funding of programs; (3) risks relating to our performance on our contracts and programs, including our ability to control costs, the mix of our contracts and programs, and our inability to pass some or all of our costs on fixed price contracts to the customer, and risks related to our dependence on U.S. government approvals for international contracts; (4) challenges in the development, certification, production, delivery, support and performance of RTX advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts), as well as the challenges of operating in RTX’s highly-competitive industries both domestically and abroad; (5) risks relating to RTX’s reliance on U.S. and non-U.S. suppliers and commodity markets, including the effect of sanctions, tariffs, delays and disruptions in the delivery of materials and services to RTX or its suppliers and cost increases; (6) risks relating to RTX international operations from, among other things, changes in trade policies and implementation of sanctions, foreign currency fluctuations, economic conditions, political factors, sales methods, U.S. or local government regulations, and our dependence on U.S. government approvals for international contracts; (7) the condition of the aerospace industry; (8) potential changes in policy positions or priorities that emerge from the incoming U.S. presidential administration, including changes in DoD policies or priorities; (9) the ability of RTX to attract, train qualify, and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (10) the scope, nature, timing and challenges of managing acquisitions, investments, divestitures (including the pending disposition of Collins' actuation and flight control business) and other transactions, including the realization of synergies and opportunities for growth and innovation, the assumption of liabilities and other risks and incurrence of related costs and expenses, and risks related to completion of announced divestitures; (11) compliance with legal, environmental, regulatory and other requirements, including, among other things, obtaining regulatory approvals for new technologies and products and export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTX and its businesses operate; (12) the outcome of pending, threatened and future legal proceedings, investigations, and other contingencies, including those related to U.S. government audits and disputes and the potential for suspension or debarment of U.S. government contracting or export privileges as a result thereof; (13) risks related to the previously-disclosed deferred prosecution agreements entered into between the Company and the Department of Justice (DOJ), the Securities and Exchange Commission (SEC) administrative order imposed on the Company, and the related investigations by the SEC and DOJ, and the consent agreement between the Company and the Department of State; (14) factors that could impact RTX’s ability to engage in desirable capital-raising or strategic transactions, including its credit rating, capital structure, levels of indebtedness, and related obligations, capital expenditures and research and development spending, and capital deployment strategy including with respect to share repurchases, and the availability of credit, borrowing costs, credit market conditions, and other factors; (15) uncertainties associated with the timing and scope of future repurchases by RTX of its common stock or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (16) risks relating to realizing expected benefits from, incurring costs for, and successfully managing, strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives; (17) risks of additional tax exposures due to new tax legislation or other developments in the U.S. and other countries in which RTX and its businesses operate; (18) risks relating to addressing the identified rare condition in powder metal used to manufacture certain Pratt & Whitney engine parts requiring accelerated removals and inspections of a significant portion of the PW1100G-JM Geared Turbofan (GTF) fleet, including, without limitation, the number and expected timing of shop visits, inspection results and scope of work to be performed, turnaround time, availability of new parts, available capacity at overhaul facilities, outcomes of negotiations with impacted customers, and risks related to other engine models that may be impacted by the powder metal matter, and in each case the timing and costs relating thereto, as well as other issues that could impact RTX product performance, including quality, reliability or durability; (19) changes in production volumes of one or more of our significant customers as a result of business, labor, or other challenges, and the resulting effect on its or their demand for our products and services; (20) risks relating to an RTX product safety failure, quality issue or other failure affecting RTX’s or its customers’ or suppliers’ products or systems; (21) risks relating to cybersecurity, including cyber-attacks on RTX’s information technology infrastructure, products, suppliers, customers and partners, and cybersecurity-related regulations; (22) risks related to insufficient indemnity or insurance coverage; (23) risks related to artificial intelligence; (24) risks relating to our intellectual property and certain third-party intellectual property; (25) threats to RTX facilities and personnel, as well as other events outside of RTX’s control such as public health crises, damaging weather or other acts of nature; (26) the effect of changes in accounting estimates for our programs on our financial results; (27) the effect of changes in pension and other postretirement plan estimates and assumptions and contributions; (28) risks relating to an impairment of goodwill and other intangible assets; (29) the effects of climate change and changing climate-related regulations, customer and market demands, products and technologies; and (30) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions and other internal restructurings as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of RTX, UTC and Raytheon on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and RTX assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTX Corporation
Consolidated Statement of Operations

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2024	2023	2024	2023
Net Sales	$21,623	$19,927	$80,738	$68,920
Costs and expenses:
Cost of sales	17,388	15,918	65,328	56,831
Research and development	808	757	2,934	2,805
Selling, general, and administrative	1,574	1,445	5,806	5,809
Total costs and expenses	19,770	18,120	74,068	65,445
Other income (expense), net	258	(30)	(132)	86
Operating profit	2,111	1,777	6,538	3,561
Non-service pension income	(384)	(446)	(1,518)	(1,780)
Interest expense, net	486	488	1,862	1,505
Income before income taxes	2,009	1,735	6,194	3,836
Income tax expense	449	262	1,181	456
Net income	1,560	1,473	5,013	3,380
Less: Noncontrolling interest in subsidiaries’ earnings	78	47	239	185
Net income attributable to common shareowners	$1,482	$1,426	$4,774	$3,195

Earnings Per Share attributable to common shareowners:
Basic	$1.11	$1.05	$3.58	$2.24
Diluted	$1.10	$1.05	$3.55	$2.23

Weighted Average Shares Outstanding:
Basic shares	1,334.4	1,354.9	1,332.1	1,426.0
Diluted shares	1,348.9	1,361.7	1,343.6	1,435.4

RTX Corporation
Segment Net Sales and Operating Profit (Loss)

	Quarter Ended				Twelve Months Ended
	(Unaudited)				(Unaudited)
	December 31, 2024		December 31, 2023		December 31, 2024		December 31, 2023
(dollars in millions)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace	$7,537	$7,537	$7,120	$7,008	$28,284	$28,284	$26,253	$26,198
Pratt & Whitney	7,569	7,569	6,439	6,439	28,066	28,066	18,296	23,697
Raytheon	7,157	7,157	6,886	6,886	26,713	26,783	26,350	26,350
Total segments	22,263	22,263	20,445	20,333	83,063	83,133	70,899	76,245
Eliminations and other	(640)	(640)	(518)	(509)	(2,325)	(2,325)	(1,979)	(1,940)
Consolidated	$21,623	$21,623	$19,927	$19,824	$80,738	$80,808	$68,920	$74,305

Operating Profit (Loss)
Collins Aerospace	$1,106	$1,207	$1,126	$1,035	$4,135	$4,496	$3,825	$3,896
Pratt & Whitney	504	717	382	405	2,015	2,281	(1,455)	1,688
Raytheon	824	728	604	618	2,594	2,728	2,379	2,434
Total segments	2,434	2,652	2,112	2,058	8,744	9,505	4,749	8,018
Eliminations and other	7	7	(8)	1	(48)	(48)	(42)	(81)
Corporate expenses and other unallocated items	(7)	(4)	(110)	(70)	(933)	(107)	(275)	(169)
FAS/CAS operating adjustment	197	197	282	282	833	833	1,127	1,127
Acquisition accounting adjustments	(520)	—	(499)	—	(2,058)	—	(1,998)	—
Consolidated	$2,111	$2,852	$1,777	$2,271	$6,538	$10,183	$3,561	$8,895

Segment Operating Profit (Loss) Margin
Collins Aerospace	14.7%	16.0%	15.8%	14.8%	14.6%	15.9%	14.6%	14.9%
Pratt & Whitney	6.7%	9.5%	5.9%	6.3%	7.2%	8.1%	(8.0)%	7.1%
Raytheon	11.5%	10.2%	8.8%	9.0%	9.7%	10.2%	9.0%	9.2%
Total segment	10.9%	11.9%	10.3%	10.1%	10.5%	11.4%	6.7%	10.5%

RTX Corporation
Consolidated Balance Sheet

	December 31, 2024	December 31, 2023
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,578	$6,587
Accounts receivable, net	10,976	10,838
Contract assets	14,570	12,139
Inventory, net	12,768	11,777
Other assets, current	7,241	7,076
Total current assets	51,133	48,417
Customer financing assets	2,246	2,392
Fixed assets, net	16,089	15,748
Operating lease right-of-use assets	1,864	1,638
Goodwill	52,789	53,699
Intangible assets, net	33,443	35,399
Other assets	5,297	4,576
Total assets	$162,861	$161,869

Liabilities, Redeemable Noncontrolling Interest, and Equity
Short-term borrowings	$183	$189
Accounts payable	12,897	10,698
Accrued employee compensation	2,620	2,491
Other accrued liabilities	14,831	14,917
Contract liabilities	18,616	17,183
Long-term debt currently due	2,352	1,283
Total current liabilities	51,499	46,761
Long-term debt	38,726	42,355
Operating lease liabilities, non-current	1,632	1,412
Future pension and postretirement benefit obligations	2,104	2,385
Other long-term liabilities	6,942	7,511
Total liabilities	100,903	100,424
Redeemable noncontrolling interest	35	35
Shareowners’ Equity:
Common stock	37,434	37,040
Treasury stock	(27,112)	(26,977)
Retained earnings	53,589	52,154
Accumulated other comprehensive loss	(3,755)	(2,419)
Total shareowners’ equity	60,156	59,798
Noncontrolling interest	1,767	1,612
Total equity	61,923	61,410
Total liabilities, redeemable noncontrolling interest, and equity	$162,861	$161,869

RTX Corporation
Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2024	2023	2024	2023
Operating Activities:
Net income	$1,560	$1,473	$5,013	$3,380
Adjustments to reconcile net income to net cash flows provided by operating activities from:
Depreciation and amortization	1,139	1,059	4,364	4,211
Deferred income tax (benefit) provision	72	326	(47)	(402)
Stock compensation cost	109	106	437	425
Net periodic pension and other postretirement income	(334)	(391)	(1,326)	(1,555)
Gain on sale of Cybersecurity, Intelligence and Services business, net of transaction costs	—	—	(415)	—
Change in:
Accounts receivable	(1,111)	(892)	(175)	(1,805)
Contract assets	39	410	(2,414)	(753)
Inventory	231	326	(1,474)	(1,104)
Other current assets	(160)	(283)	(402)	(1,161)
Accounts payable and accrued liabilities	(819)	594	1,508	4,016
Contract liabilities	676	1,893	1,872	2,322
Other operating activities, net	159	90	218	309
Net cash flows provided by operating activities	1,561	4,711	7,159	7,883
Investing Activities:
Capital expenditures	(1,069)	(805)	(2,625)	(2,415)
Dispositions of businesses, net of cash transferred	512	—	1,795	6
Increase in other intangible assets	(164)	(215)	(611)	(751)
(Payments) receipts from settlements of derivative contracts, net	(145)	32	(142)	14
Other investing activities, net	87	10	49	107
Net cash flows used in investing activities	(779)	(978)	(1,534)	(3,039)
Financing Activities:
Proceeds from long-term debt	—	9,940	—	12,914
Repayment of long-term debt	(800)	(403)	(2,500)	(578)
Proceeds from bridge loan	—	10,000	—	10,000
Repayment of bridge loan	—	(10,000)	—	(10,000)
Change in commercial paper, net	—	(997)	—	(524)
Change in other short-term borrowings, net	(35)	19	(4)	87
Dividends paid on common stock	(802)	(767)	(3,217)	(3,239)
Repurchase of common stock	(50)	(10,283)	(444)	(12,870)
Other financing activities, net	(181)	(127)	(452)	(317)
Net cash flows used in financing activities	(1,868)	(2,618)	(6,617)	(4,527)
Effect of foreign exchange rate changes on cash and cash equivalents	(39)	14	(28)	18
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,125)	1,129	(1,020)	335
Cash, cash equivalents and restricted cash, beginning of period	6,731	5,497	6,626	6,291
Cash, cash equivalents and restricted cash, end of period	5,606	6,626	5,606	6,626
Less: Restricted cash, included in Other assets, current and Other assets	28	39	28	39
Cash and cash equivalents, end of period	$5,578	$6,587	$5,578	$6,587

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2024	2023	2024	2023
Collins Aerospace
Net sales	$7,537	$7,120	$28,284	$26,253
Benefits related to litigation matters (1)	—	112	—	55
Adjusted net sales	$7,537	$7,008	$28,284	$26,198
Operating profit	$1,106	$1,126	$4,135	$3,825
Restructuring	(17)	1	(47)	(71)
Gain on sale of business, net of transaction and other related costs (1)	99	—	99	—
Charge associated with initiating alternative titanium sources (1)	—	—	(175)	—
Segment and portfolio transformation and divestiture costs (1)	(28)	(29)	(83)	(62)
Benefits related to litigation matters (1)	—	119	—	62
Impairment of contract fulfillment costs (1)	(155)	—	(155)	—
Adjusted operating profit	$1,207	$1,035	$4,496	$3,896
Adjusted operating profit margin	16.0%	14.8%	15.9%	14.9%
Pratt & Whitney
Net sales	$7,569	$6,439	$28,066	$18,296
Powder Metal charge (1)	—	—	—	(5,401)
Adjusted net sales	$7,569	$6,439	$28,066	$23,697
Operating profit (loss)	$504	$382	$2,015	$(1,455)
Restructuring	(56)	(23)	(102)	(74)
Insurance settlement	—	—	27	—
Powder Metal charge (1)	—	—	—	(2,888)
Charges related to a customer insolvency (1)	—	—	—	(181)
Expected settlement of a litigation matter (1)	—	—	(34)	—
Customer bankruptcy (1)	(157)	—	(157)	—
Adjusted operating profit	$717	$405	$2,281	$1,688
Adjusted operating profit margin	9.5%	6.3%	8.1%	7.1%
Raytheon
Net sales	$7,157	$6,886	$26,713	$26,350
Contract termination (1)	—	—	(70)	—
Adjusted net sales	$7,157	$6,886	$26,783	$26,350
Operating profit	$824	$604	$2,594	$2,379
Restructuring	(6)	(9)	(36)	(42)
Gain on sale of business, net of transaction and other related costs (1)	—	—	375	—
Segment and portfolio transformation and divestiture costs (1)	—	(5)	—	(13)
Contract termination (1)	—	—	(575)	—
Middle East contracts restart adjustments (1)	102	—	102	—
Adjusted operating profit	$728	$618	$2,728	$2,434
Adjusted operating profit margin	10.2%	9.0%	10.2%	9.2%

Eliminations and Other
Net sales	$(640)	$(518)	$(2,325)	$(1,979)
Prior year impact from R&D capitalization IRS notice (1)	—	(9)	—	(39)
Adjusted net sales	$(640)	$(509)	$(2,325)	$(1,940)
Operating profit (loss)	$7	$(8)	$(48)	$(42)
Prior year impact from R&D capitalization IRS notice (1)	—	(9)	—	(39)
Gain on sale of land	—	—	—	68
Charges related to a customer insolvency (1)	—	—	—	10
Adjusted operating profit (loss)	$7	$1	$(48)	$(81)
Corporate expenses and other unallocated items
Operating loss	$(7)	$(110)	$(933)	$(275)
Restructuring	—	(13)	(9)	(59)
Tax audit settlements (1)	—	—	(68)	—
Segment and portfolio transformation and divestiture costs (1)	(3)	(11)	(11)	(31)
Legal matters (1)	—	—	(918)	—
Expiration of tax statute of limitations	—	(16)	—	(16)
Tax matters and related indemnification (1)	—	—	180	—
Adjusted operating loss	$(4)	$(70)	$(107)	$(169)
FAS/CAS Operating Adjustment
Operating profit	$197	$282	$833	$1,127
Acquisition Accounting Adjustments
Operating loss	$(520)	$(499)	$(2,058)	$(1,998)
Acquisition accounting adjustments	(520)	(499)	(2,058)	(1,998)
Adjusted operating profit	$—	$—	$—	$—
RTX Consolidated
Net sales	$21,623	$19,927	$80,738	$68,920
Total net significant and/or non-recurring items included in Net sales above (1)	—	103	(70)	(5,385)
Adjusted net sales	$21,623	$19,824	$80,808	$74,305
Operating profit	$2,111	$1,777	$6,538	$3,561
Restructuring	(79)	(44)	(194)	(246)
Acquisition accounting adjustments	(520)	(499)	(2,058)	(1,998)
Total net significant and/or non-recurring items included in Operating profit above (1)	(142)	49	(1,393)	(3,090)
Adjusted operating profit	$2,852	$2,271	$10,183	$8,895
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2024	2023	2024	2023
Net income attributable to common shareowners	$1,482	$1,426	$4,774	$3,195
Total Restructuring	(79)	(44)	(194)	(246)
Total Acquisition accounting adjustments	(520)	(499)	(2,058)	(1,998)
Total net significant and/or non-recurring items included in Operating profit (1)	(142)	49	(1,393)	(3,090)
Significant and/or non-recurring items included in Non-service Pension Income
Non-service pension restructuring	—	(2)	(9)	(4)
Pension curtailment related to sale of business (1)	—	—	9	—
Significant non-recurring and non-operational items included in Interest Expense, Net
Tax audit settlements (1)	—	—	78	—
Benefits related to litigation matters	—	1	—	1
Expiration of tax statute of limitations	—	10	—	10
Tax matters and related indemnification (1)	—	—	(11)	—
Tax effect of restructuring and net significant and/or non-recurring items above	152	99	516	1,191
Significant and/or non-recurring items included in Income Tax Expense
Tax audit settlements (1)	—	—	296	—
Expiration of tax statute of limitations	—	61	—	61
Prior year impact from R&D capitalization IRS notice (1)	—	(5)	—	(13)
Tax matters and related indemnification (1)	—	—	(156)	—
Significant and/or non-recurring items included in Noncontrolling Interest
Noncontrolling interest share of charges related to an insurance settlement	—	—	(9)	—
Noncontrolling interest share of benefits related to litigation matters (1)	—	3	—	3
Noncontrolling interest share of customer insolvency charges (1)	—	—	—	17
Less: Impact on net income (loss) attributable to common shareowners	(589)	(327)	(2,931)	(4,068)
Adjusted net income attributable to common shareowners	$2,071	$1,753	$7,705	$7,263

Diluted Earnings Per Share	$1.10	$1.05	$3.55	$2.23
Impact on Diluted Earnings Per Share	(0.44)	(0.24)	(2.18)	(2.83)
Adjusted Diluted Earnings Per Share	$1.54	$1.29	$5.73	$5.06

Effective Tax Rate	22.3%	15.1%	19.1%	11.9%
Impact on Effective Tax Rate	0.4%	(3.7)%	0.3%	(6.6)%
Adjusted Effective Tax Rate	21.9%	18.8%	18.8%	18.5%
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Segment Operating Profit Margin and Adjusted Segment Operating Profit Margin

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2024	2023	2024	2023
Net Sales	$21,623	$19,927	$80,738	$68,920
Reconciliation to segment net sales:
Eliminations and other	640	518	2,325	1,979
Segment Net Sales	$22,263	$20,445	$83,063	$70,899
Reconciliation to adjusted segment net sales:
Net significant and/or non-recurring items (1)	—	112	(70)	(5,346)
Adjusted Segment Net Sales	$22,263	$20,333	$83,133	$76,245

Operating Profit	$2,111	$1,777	$6,538	$3,561
Operating Profit Margin	9.8%	8.9%	8.1%	5.2%
Reconciliation to segment operating profit:
Eliminations and other	(7)	8	48	42
Corporate expenses and other unallocated items	7	110	933	275
FAS/CAS operating adjustment	(197)	(282)	(833)	(1,127)
Acquisition accounting adjustments	520	499	2,058	1,998
Segment Operating Profit	$2,434	$2,112	$8,744	$4,749
Segment Operating Profit Margin	10.9%	10.3%	10.5%	6.7%
Reconciliation to adjusted segment operating profit:
Restructuring	(79)	(31)	(185)	(187)
Net significant and/or non-recurring items (1)	(139)	85	(576)	(3,082)
Adjusted Segment Operating Profit	$2,652	$2,058	$9,505	$8,018
Adjusted Segment Operating Profit Margin	11.9%	10.1%	11.4%	10.5%
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(dollars in millions)	2024	2023
Net cash flows provided by operating activities	$1,561	$4,711
Capital expenditures	(1,069)	(805)
Free cash flow	$492	$3,906

	Twelve Months Ended December 31,
	(Unaudited)
(dollars in millions)	2024	2023
Net cash flows provided by operating activities	$7,159	$7,883
Capital expenditures	(2,625)	(2,415)
Free cash flow	$4,534	$5,468

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Organic Sales Reconciliation

	Quarter ended December 31, 2024 compared to the Quarter Ended December 31, 2023
	(Unaudited)
(dollars in millions)	Total Reported Change	Acquisitions & Divestitures Change	FX / Other Change (2)	Organic Change	Prior Year Adjusted Sales (1)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$417	$(18)	$(107)	$542	$7,008	8%
Pratt & Whitney	1,130	—	(25)	1,155	6,439	18%
Raytheon	271	(412)	8	675	6,886	10%
Eliminations and Other (3)	(122)	1	22	(145)	(509)	28%
Consolidated	$1,696	$(429)	$(102)	$2,227	$19,824	11%
(1)    For the full Non-GAAP reconciliation of adjusted sales refer to “Reconciliation of Adjusted (Non-GAAP) Results - Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin.”
(2)    Includes other significant non-operational items and/or significant operational items that may occur at irregular intervals.
(3)    FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.

	Twelve Months Ended December 31, 2024 compared to the Twelve Months Ended December 31, 2023
	(Unaudited)
(dollars in millions)	Total Reported Change	Acquisitions & Divestitures Change	FX / Other Change (2)	Organic Change	Prior Year Adjusted Sales (1)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$2,031	$(18)	$(47)	$2,096	$26,198	8%
Pratt & Whitney	9,770	—	5,384	4,386	23,697	19%
Raytheon	363	(1,274)	(54)	1,691	26,350	6%
Eliminations and Other (3)	(346)	1	10	(357)	(1,940)	18%
Consolidated	$11,818	$(1,291)	$5,293	$7,816	$74,305	11%
(1)    For the full Non-GAAP reconciliation of adjusted sales refer to “Reconciliation of Adjusted (Non-GAAP) Results - Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin.”
(2)    Includes other significant non-operational items and/or significant operational items that may occur at irregular intervals.
(3)    FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.

Non-GAAP Financial Adjustments

Non-GAAP Adjustments	Description
Benefits related to litigation matters
The quarter and twelve months ended December 31, 2023 includes a net sales benefit of $112 million and $55 million, respectively and a corresponding net operating profit benefit of $119 million and $62 million, respectively related to the settlement of two customer litigation matters at Collins. Management has determined that the nature and significance of these settlements are considered unusual and therefore, not indicative of the Company’s ongoing operational performance.

Segment and portfolio transformation and divestiture costs	The quarters and twelve months ended December 31, 2024 and 2023 include certain segment and portfolio transformation costs incurred in connection with the 2023 completed segment realignment as well as separation costs incurred in advance of the completion of certain divestitures.
Charge associated with initiating alternative titanium sources
The twelve months ended December 31, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.

Impairment of contract fulfillment costs	The quarter and twelve months ended December 31, 2024 include a net pre-tax charge of $0.2 billion related to an impairment of contract fulfillment costs as a result of a contract cancellation during the fourth quarter of 2024 at Collins. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.
Powder Metal charge
The twelve months ended December 31, 2023 includes a net pre-tax charge of $2.9 billion related to the Pratt powder metal matter during the third quarter of 2023. The charge is reflected in the Consolidated Statement of Operations as a reduction of sales of $5.4 billion which was partially offset by a net reduction of cost of sales of $2.5 billion primarily representing our partners’ 49% share of this charge. The charge includes the Company’s current best estimate of expected customer compensation for the estimated duration of the disruption as well as the third quarter Estimate-at-Completion (EAC) adjustment impact of this matter to Pratt & Whitney’s long-term maintenance contracts. Management has determined that these items are directly attributable to the powder metal matter, incremental to similar costs (or income) incurred for reasons other than those related to the powder metal matter and not expected to recur, and therefore, not indicative of the Company’s ongoing operational performance.

Charge related to a customer insolvency
The twelve months ended December 31, 2023 includes a net pre-tax charge of $0.2 billion related to a customer insolvency during the second quarter of 2023. The charge primarily relates to Contract assets and Customer financing assets exposures with the customer. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.

Expected settlement of a litigation matter
The twelve months ended December 31, 2024 includes a pre-tax charge of $34 million reflecting the expected settlement value relating to a litigation matter at Pratt & Whitney. Management has determined that the impact is directly attributable to the expected legal settlement and that the nature of the charge is considered non-operational and therefore, not indicative of the Company’s ongoing operational performance.

Customer bankruptcy	The quarter and twelve months ended December 31, 2024 include a net pre-tax charge of approximately $0.2 billion related to a customer bankruptcy during the fourth quarter of 2024 at Pratt & Whitney. The charge primarily relates to contract asset exposures with the customer. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.
Contract termination
The twelve months ended December 31, 2024 includes a pre-tax charge of $0.6 billion related to the termination of a fixed price development contract with a foreign customer at Raytheon. The charge includes the write-off of remaining contract assets and settlement with the customer. Management has determined that these impacts are directly attributable to the termination, incremental to similar costs incurred for reasons other than those attributable to the termination and has determined that the nature of the pre-tax charge is considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.

Gain on sale of business, net of transaction and other related costs
The quarter and twelve months ended December 31, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.1 billion associated with the completed sale of the Hoist & Winch business at Collins. The twelve months ended December 31, 2024 also includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the Cybersecurity, Intelligence and Services (CIS) business at Raytheon. Management has determined that the nature of these net gains on the divestitures is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

Middle East contracts restart adjustments	The quarter and twelve months ended December 31, 2024 includes a net operating profit benefit of $0.1 billion primarily related to reserve and contract loss provision adjustments as a result of restarting work under certain contracts with a Middle East customer. Management has determined that the nature and significance of the benefit is considered unusual, therefore not indicative of the Company's ongoing operational performance.
Prior year impact from R&D capitalization IRS notice
The quarter and twelve months ended December 31, 2023 includes a net pre-tax charge of $9 million and $39 million, respectively and a tax expense increase of $5 million and $13 million, respectively related to the 2022 impact of an IRS notice issued in September 2023 related to the capitalization of research and experimental expenditures for tax purposes. Management has determined that these items are directly attributable to the IRS notice and represents the impact to 2022, incremental to similar costs (or income) incurred for reasons other than the tax law change and not expected to recur, and therefore, not indicative of the Company’s ongoing operational performance.

Tax audit settlements
The twelve months ended December 31, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

Legal matters
The twelve months ended December 31, 2024 includes charges of $0.9 billion related to the expected resolution of several outstanding legal matters. The charge includes an additional accrual of $0.3 billion to resolve the previously disclosed criminal and civil government investigations of defective pricing claims for certain legacy Raytheon Company contracts entered into between 2011 and 2013 and in 2017; an additional accrual of $0.4 billion to resolve the previously disclosed criminal and civil government investigations of improper payments made by Raytheon Company and its joint venture, Thales-Raytheon Systems, in connection with certain Middle East contracts since 2012; and an accrual of $0.3 billion related to certain voluntarily disclosed export controls violations, primarily identified in connection with the integration of Rockwell Collins and, to a lesser extent, Raytheon Company, including certain violations expected to be resolved pursuant to a consent agreement with the Department of State. Management has determined that these impacts are directly attributable to these legacy legal matters and that the nature of the charges are considered significant and unusual and therefore, not indicative of the Company’s ongoing operational performance.

Tax matters and related indemnification
The twelve months ended December 31, 2024 includes the impact of a recent favorable international tax court ruling related to certain tax payments made by a previously separated entity. As a result of this ruling, and the expected reimbursement of international taxes to the previously separated entity, the Company will owe additional U.S. income tax of $0.2 billion and related interest. The Company recorded a pre-tax benefit of $0.2 billion to recognize recovery of the additional taxes and interest owed pursuant to a tax matters agreement entered into in connection with the separation. There was no net income impact in 2024 as a result of this adjustment. We also recognized an income tax benefit of $56 million in response to favorable U.S. Tax Court rulings issued to unrelated taxpayers, but with facts similar to ours. The nature of the tax item in the rulings is subject to the tax matters agreement with previously separated entities and therefore we recorded a pre-tax charge of $32 million for the indemnified amounts. Management has determined that the nature of these impacts to both pre-tax income and income tax expense is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.